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                                                                      EXHIBIT 23





                         Independent Auditors' Consent


We consent to the incorporation by reference in registration statements No. 33-60716 regarding the 1993 Stock Option and Incentive Plan, No. 33-22749 regarding KinderCare Learning Centers, Inc. Savings and Investment Plan, No. 33-92480 regarding the Scarr Stock Award Plan, and No. 33-79524 regarding the 1993 Directors Stock Option Plan, all on Form S-8 of KinderCare Learning Centers, Inc., of our report dated August 9, 1996, relating to the consolidated balance sheets of KinderCare Learning Centers, Inc. and subsidiaries as of May 31, 1996 and June 2, 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended May 31, 1996, June 2, 1995 and June 3, 1994, which report appears in the May 31, 1996 annual report on Form 10-K of KinderCare Learning Centers, Inc.

Our report to the change in the method of accounting for long-lived assets and assets to be disposed of in 1996.



                                          /s/ KPMG Peat Marwick LLP

Atlanta, Georgia
August 29, 1996